EXHIBIT 10.15

                     AFFILIATION AND CO-MARKETING AGREEMENT

         THIS AFFILIATION AND CO-MARKETING AGREEMENT (this "Agreement") is effective as of the ___ day of May, 1999 (the "Effective Date") by and between 5th Avenue Channel Corp., a Florida corporation with its principal offices located at 3957 N.E. 163rd Street, North Miami Beach, Florida 33160 ("5th Avenue"), and KeyTrade, Inc., a Delaware corporation with its principal office located at 534 Broadhollow Road, Suite 425, Melville, New York, 11747 ("KeyTrade").

                              W I T N E S S E T H:

         WHEREAS, 5th Avenue owns and operates the 5thAvenueChannel.com Internet site, which provides a variety of luxury lifestyle fashion and entertainment content and markets related e-commerce products and services; and

         WHEREAS, KeyTrade owns and operates an online securities brokerage service; and

         WHEREAS, 5th Avenue and KeyTrade desire to enter into a business relationship pursuant to the terms and conditions of this Agreement to comarket and promote each other's products and services through their respective Internet sites and other marketing and broadcasting channels.

         NOW THEREFORE, in consideration of the foregoing recitals, the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledges, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. The following terms, when used in this Agreement, shall have the meanings indicated below:

         1.1 AFFILIATE means, with respect to any given Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

         1.2 BUSINESS DAY means a day that banks are open for business in North Miami Beach, Florida.

         1.3 CONTROL over a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other equity interest, representation on its board of directors or body performing similar functions, by contract or otherwise.

         1.4 DAMAGES means liabilities, damages, awards, settlements, losses, claims and expenses, including reasonable attorney's fees and expenses and costs of investigation.

         1.5 KEYTRADE CONTENT means the text, information, commentary, data, images and any sound recordings that appear on KeyTrade's Internet Site.

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         1.6 KEYTRADE'S INTERNET SITE means the site located at
WWW.KEYTRADEONLINE.COM and any Mirror Site.

         1.7 INTELLECTUAL PROPERTY RIGHTS means any patent, design right, copyright, trademark, service mark (and any application or registration respecting the foregoing), database right, trade secret, know-how and/or other present or future intellectual property right of any type, wherever in the world enjoyable.

         1.8 LAWS means laws, regulations, rules or orders of any government, administrative authority or court.

         1.9 MIRROR SITE means an Internet site which contains the exact form and content (including identical pages) of another Internet site which (a) is located at a different address from such other Internet site and (b) is created for the purpose of improving performance and accessibility to such other site.

         1.10 PERSON means any individual, corporation, limited-liability company, partnership, firm, joint venture, association, joint-stock company, trust, or other entity or organization, including a government or political subdivision or, an agency or instrumentality thereof.

         1.11 5TH AVENUE CONTENT means the text, information, data, images and any sound recordings that appear on 5th Avenue's Internet Site.

         1.12 5TH AVENUE'S INTERNET SITE means the Internet site located at www.5thAvenueChannel.com or any Mirror site.

2. AFFILIATION AND COMARKETING.

         2.1 KEYTRADE'S LICENSE TO LINK TO 5TH AVENUE'S INTERNET SITE. Subject to the terms and conditions of this Agreement, 5th Avenue hereby grants to KeyTrade during the term of this Agreement a non-exclusive, non-transferable right to link KeyTrade's Internet Site to 5th Avenue's Internet Site such that 5th Avenue's Internet Site can be accessed by clicking on an identifier appearing on KeyTrade's Internet Site. Except as set forth herein, no other copying, dissemination, publication, display or distribution in any form of the 5th Avenue Content, in whole or in part, by KeyTrade is permitted without the prior written consent of 5th Avenue. All other rights whatsoever, including without limitation rights in respect of any other media, are expressly reserved by 5th Avenue.

         2.2 5TH AVENUE'S LICENSE TO LINK TO KEYTRADE'S INTERNET SITE. Subject to the terms and conditions of this Agreement, KeyTrade hereby grants to 5th Avenue during the term of this Agreement a non-exclusive, non-transferable right to link 5th Avenue's Internet Site to KeyTrade's Internet Site such that KeyTrade's Internet Site may be accessed by clicking on an identifier appearing on 5th Avenue's Internet Site. Except as set forth herein, no other copying, dissemination, publication, display or distribution in any form of the KeyTrade content, in whole or in part, by 5th Avenue is permitted without the prior written consent of KeyTrade. All other rights whatsoever, including without limitation rights in respect of any other media, are expressly reserved by KeyTrade.



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         2.3 COLLABORATION AND MUTUAL APPROVAL OF LINKAGE. Each party's linkage of its Internet site to the other party's Internet site will be in the form of framing. The parties shall collaborate in the development of mutually acceptable framing screen images and content, banner and other promotional messages and joint home page images and content, and neither party shall commence its linkage to the other party's Internet site until the other party has approved the form and content of the foregoing images and content by indicating its written approval on the printed screen images for same.

         2.4 EXCLUSIVE PROVIDERSHIP GRANTED TO KEYTRADE. 5th Avenue hereby grants to Key Trade the right to be the exclusive provider of online brokerage services on 5th Avenue's Internet Site for the period beginning on the Effective Date and ending six (6) months thereafter (the "Exclusivity Period"), which exclusivity may further extended by mutual agreement of the parties hereto. Additionally, 5th Avenue agrees that it shall not accept or post advertisements by securities brokerage firms other than KeyTrade during the Exclusivity Period, and that if 5th Avenue launches its 5th Avenue Television Channel during the Exclusivity Period, the foregoing exclusivity will be extended to apply to said television channel as well.

         2.5 EXCLUSIVE PROVIDERSHIP GRANTED TO 5TH AVENUE. KeyTrade hereby grants to 5th Avenue the right, during the term of this Agreement, to be the exclusive provider of products and services on KeyTrade's Internet Site, with the exception of securities brokerage services and related books and tapes.

         2.6 CO-MARKETING EFFORTS.

                  (a) 5TH AVENUE MARKETING EFFORTS. 5th Avenue agrees to advertise the availability of KeyTrade's services to users of 5th Avenue's Internet Site through e-mails to its subscribers, banner advertisements, and through placement of KeyTrade logos on the home page and other sections of 5th Avenue's Internet Site. The content of such advertising materials shall be provided by KeyTrade, and shall be subject to the reasonable approval of 5th Avenue. The frequency and quantity of such advertisements is specified in
Schedule 2 attached hereto.

                  (b) KEYTRADE MARKETING EFFORTS. KeyTrade agrees to advertise the availability of 5th Avenue's products and services to users of KeyTrade's Internet Site by including banner advertisements and other promotional messages and 5th Avenue logos on the home page and other sections of KeyTrade's Internet Site. Additionally, KeyTrade shall within thirty (30) days from the Effective Date formulate a proposal to provide enhanced services, discounts and other preferred benefits to subscribers to 5th Avenue's Internet Site, and shall commence providing the items in such proposal upon approval by 5th Avenue. The content of such advertising materials shall be provided by 5th Avenue and shall be subject to the reasonable approval of KeyTrade. The frequency and quantity of such advertisements is specified in Schedule 2 attached hereto.

                  (c) COLLABORATION IN DEVELOPMENT OF JOINT HOME PAGE. 5th Avenue and KeyTrade shall collaborate in developing a joint home page to be accessed by subscribers to 5th Avenue's Internet Site when seeking KeyTrade's services.

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         2.7 COMPLIANCE AND RESTRICTIONS. Each party will operate its Internet site and use the other party's Internet site in accordance with all applicable Laws; display the other party's content in the exact form in which it is received by the other party; and shall not modify or edit any of the other party's content without the other party's prior written consent. In particular, KeyTrade will ensure that KeyTrade's Internet Site is designed and operates in a manner that complies with the provisions of this Agreement and Laws regulating broker-dealers and securities.

         2.8 EDITORIAL CONTROL. Each party reserves to itself complete editorial freedom in the form and content of its Site, and with respect to 5th Avenue, on its television channel when launched, and may alter the same from time to time.

         2.9 WITHDRAWAL OF CONTENT. 5th Avenue may remove all or part of the 5th Avenue Content if the provision of all or part of that 5th Avenue Content: (a) becomes the subject of a claim that such content infringes the ownership rights of any third person or that 5th Avenue otherwise does not have the right to permit others to use such content; (b) depends on an agreement between 5th Avenue and a third person, and that agreement is modified or terminated for any reason or breached by the third person and as a result 5th Avenue is unable to continue to provide all or part of the 5th Avenue content upon terms reasonably acceptable to 5th Avenue; or (c) becomes illegal or contrary to any applicable Law. 5th Avenue will make its best efforts to provide KeyTrade with notice of any of the foregoing provisions.

3. TERM. This Agreement will take effect on the Effective Date and, unless terminated earlier pursuant to Section 11, will have a term of two years from the Effective Date. This Agreement shall be automatically renewed for successive additional one-year terms unless either party provides written notice of non-renewal to the other not less than 30 days prior to the end of the current term.

4. BRANDING.

         4.1 NOTICES. Each party will maintain all copyright, trademark or other proprietary notices or any credit-line on each screen that contains any reference to the other party or its Internet site.

         4.2 BRANDING. Each Party will provide the other party with a graphics file containing its logo. Unless otherwise agreed to in writing by the party providing such logo will be inserted in every item referencing that party or its Internet site in the exact form, and in the exact size that it is provided by the party providing such logo.

         4.3 CROSS-LICENSE OF MARKS. Each party hereby grants to the other party a non-exclusive, non-transfereable license throughout the Internet to use the grantor party's trademarks and service marks identified in Schedule 2 attached hereto and incorporated herein by this reference during the term of this Agreement for site linking and marking pursuant to this Agreement.

         4.4 PROMOTION AND MARKETING. Neither party may make any statement (whether oral or in writing) in any external advertising, marketing or promotion materials regarding the other party's Internet site content without the prior written consent of the other party, provided that


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

materials that are substantially identical to those previously approved need not be submitted for re-approval.

         4.5 COOPERATION IN PREVENTING THIRD PARTY FRAMING. To the extent technologically feasible, neither shall permit any third party Internet site or on-line service to link by framing either party's Internet Site such that either party's Internet site or content appears on the same screen as such third party's Internet site or on-line service. To the extent that it is not technologically feasible to prevent such framing, the parties shall cooperate in causing such third party to cease and desist from such framing.

5. OWNERSHIP OF INTELLECTUAL PROPERTY OWNERSHIP OF INTELLECTUAL PROPERTY. Title to the Intellectual Property Rights relating to 5th Avenue's Internet Site and any materials supplied by 5th Avenue to KeyTrade under this Agreement, whether relating to developments by 5th Avenue independently or as a result of collaborative efforts with KeyTrade pursuant to this Agreement, shall remain with 5th Avenue at all times, and to the extent developed by KeyTrade, shall be deemed a "work made for hire" under copyright law. To the extent not deemed a work made for hire, KeyTrade hereby assigns and agrees to assign through appropriate instruments all its right, title and interest in and to such Intellectual Property Rights to 5th Avenue. Title to the Intellectual Property Rights relating to KeyTrade's Internet Site and any materials supplied by KeyTrade to 5th Avenue under this Agreement, whether relating to developments by KeyTrade independently or as a result of collaborative efforts with 5th Avenue pursuant to this Agreement, shall remain with KeyTrade at all times, and to the extent developed by 5th Avenue, shall be deemed a "work made for hire" under copyright law. To the extent not deemed a work made for hire, 5th Avenue hereby assigns and agrees to assign through appropriate instruments all its right, title and interest in and to such Intellectual Property Rights to KeyTrade.

6. FEES AND OTHER COMPENSATION.

         6.1 FEE. KeyTrade will pay the monthly fee in accordance with the payment schedule set forth in Schedule 1. Partial months shall be prorated based on calendar days.

         6.2 ISSUANCE OF KEYTRADE COMMON STOCK. As additional consideration for 5th Avenue's promotional services under this Agreement, KeyTrade shall cause certain of its principal shareholders to transfer to 5th Avenue an aggregate of 500,000 shares of KeyTrade's common stock $___ par value per share, 200,000 shares from Mr. Glenn Lanaia, and 100,000 shares from each of Michael Lake, Salvatore Marasa and Anthony Imbo. The issuance of such shares shall occur in equal quarterly installments of 62,500 shares during the initial term of this Agreement, with the first installment to be issued on the Effective Date. Such shares will bear a customary restrictive legend stating that they may not be transferred without having been registered or there being an exemption from such requirement. In the event that this Agreement is terminated prior to the expiration of the Initial Term due to a breach by 5th Avenue, then the next quarterly installment of shares to be issued shall be issued on a prorated basis based on the fraction of calendar days elapsed in such quarter.



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

         6.3 LATE PAYMENTS. Time of payment is of the essence under this Agreement. All amounts owed hereunder not paid when due and payable will bear interest from the date such amounts are due and payable at the lesser of (a) 1.5 percent per month and (b) the maximum allowable rate of interest in the State of Florida for transactions between sophisticated commercial parties.

         6.4 TAXES. In addition to the amounts set forth above, KeyTrade will pay to 5th Avenue or to the relevant taxing authority, as appropriate, any applicable sales, use, goods and services, value added or other taxes payable under this Agreement (other than taxes levied or imposed on 5th Avenue income). In all cases, the amounts due under this Agreement will be paid by KeyTrade to 5th Avenue in full without any right of set-off or deduction.

7. CONFIDENTIALITY. Each party acknowledges that it has or may, during the course of this Agreement received information relating to the other party, its assets, operations, clients, and past, present, and future businesses, including but not limited to developments, technical data, specifications, designs, ideas, product plans, research and development, personal information, financial information, customer lists, business methods and operations, and marketing programs, all of which are proprietary exclusively with such other party and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by such party as confidential (collectively, "Confidential Information"). Each party acknowledges that all of the other party's Confidential Information is material and confidential and greatly affects the goodwill and the effective and successful conduct of such other party and its businesses and operations, and that maintaining confidentiality of the Confidential Information is reasonably necessary to protect the legitimate business interests of such other party. Accordingly, each party hereby agrees to receive all such Confidential Information in strict confidence and that neither it nor any of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors) shall, at any time, directly or indirectly, divulge, reveal or communicate to any third party the terms of this Agreement or any Confidential Information to any person, firm, corporation or entity whatsoever, or use, pursue or exploit any Confidential Information for its own benefit or for the benefit of others. Each party agrees that, upon demand of the other party, it and its officers, directors, representatives, employees or agents (including any consultants or advisors) shall immediately return to such other party all tangible material pertaining to Confidential Information in its possession or control. Each party shall disclose and enforce in writing the confidentiality provisions of this Agreement with all its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors).

8. LIMITATION OF LIABILITY.

         8.1 FORCE MAJEURE. Neither party will be liable for any failure to perform any obligation (other than payment obligations) hereunder, or from any delay in the performance thereof, due to causes beyond its control, including industrial disputes of whatever nature, acts of God, public enemy, acts of government, failure of telecommunications, fire or other casualty.

         8.2 EXCLUSION OF WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS RELATING TO THIS AGREEMENT OR EITHER PARTY'S INTERNET SITE OR PERFORMANCE HEREUNDER. EACH PARTY EXPRESSLY


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DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE
AND MADE BY EITHER PARTY WITH RESPECT TO ITS INTERNET SITE, PRODUCTS OR
SERVICES.

         8.3 LIMITATION OF LIABILITY. Under no circumstances will either party, its Affiliates, or their respective officers, directors and employees be liable to the other party for any indirect, incidental, special or consequential damages, including lost profits regardless of whether such damages could have been foreseen or prevented. Notwithstanding any provision contained herein to the contrary, in no event will the aggregate liability of 5th Avenue or its Affiliates, or their respective officers, directors and employees to KeyTrade or to any third person for Damages, direct or otherwise, arising out of or in connection with this Agreement exceed the total amount of Fees actually paid to 5th Avenue during the 12 months immediately prior to the date on which the alleged damages were claimed to have been incurred, regardless of the cause or form of action.

9. REPRESENTATIONS AND WARRANTIES.

         9.1 Each of KeyTrade and 5th Avenue hereby represents and warrants to the other, as to itself and its own actions in entering into this Agreement, as of the date hereof, that: (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted; (b) the execution, delivery and performance by it of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part; (c) this Agreement constitutes a valid and binding agreement of it enforceable against it in accordance with its terms, except as
(i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; (d) the execution, delivery and performance of this Agreement by it require no action by or in respect of, or filing with, any governmental body, agency or official; (e) the execution, delivery and performance of this Agreement by it does not and will not (i) violate its organizational documents, (ii) violate any applicable Law, judgment, injunction, order or decree, or (iii) require any notice or consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of it or to a loss of any benefit to which it is entitled under, any agreement or other instrument binding upon it or any license, franchise, permit or other similar authorization held by it; (f) there are no actions, suits, claims, investigations or legal, or administrative or other proceedings pending or to its knowledge threatened, which relate to its business, Internet site, content or conduct, or alleging infringement by it of any third party's Intellectual Property Rights.

                  Further, KeyTrade represents, warrants and covenants to 5th Avenue that it has and will maintain all necessary licenses, permits and approvals to operate an online brokerage service through the Internet, and that KeyTrade and KeyTrade's Internet Site complies with and will at all times during the term of this Agreement comply with all applicable securities and other Laws.

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

10. INDEMNIFICATION.

         10.1 INDEMNIFICATION BY KEYTRADE. KeyTrade will indemnify and hold 5th Avenue and its Affiliates and their respective officers, directors and employees harmless from and against any and all Damages resulting from or arising out of
(a) KeyTrade's Internet Site or any other activities of KeyTrade, including infringement of any third person Intellectual Property Rights or violation of any Law, including securities laws; (b) any misrepresentation or breach of representation or warranty of KeyTrade contained herein; or (c) any breach of any covenant or agreement to be performed by KeyTrade hereunder.

         10.2 INDEMNIFICATION BY 5TH AVENUE. 5th Avenue will indemnify and hold KeyTrade and its Affiliates and their respective officers, directors and employees harmless from and against any and all Damages resulting from or arising out of (a) claims that 5th Avenue's Internet Site infringes any third party's Intellectual Property Rights; provided, that (i) the relevant claim does not arise from any modification to the 5th Avenue Content or 5th Avenue tradenames or service marks made by KeyTrade or any person receiving the 5th Avenue Content through KeyTrade; (ii) if the claim is based upon 5th Avenue Content obtained from a third party provider, 5th Avenue's only obligation to the KeyTrade will be to assign to the KeyTrade the indemnity, if any, which 5th Avenue received from the third party provider, if such indemnity is assignable;
(b) any misrepresentation or breach of representation or warranty of 5th Avenue contained herein; or (c) any breach of any covenant or agreement to be performed by 5th Avenue hereunder.

         10.3 NOTICE OF INDEMNIFICATION. A party seeking indemnification pursuant to this Section 10 (an "Indemnified Party") from or against the assertion of any claim by a third person (a "Third Person Assertion") will give prompt notice to the party from whom indemnification is sought (the "Indemnifying Party"); provided, however, that failure to give prompt notice will not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure).

         10.4 ASSUMPTION OF DEFENSE. Within 5 Business Days of receipt of notice from the Indemnified Party pursuant to Section 10.3, the Indemnifying Party will have the right, exercisable by written notice to the Indemnified Party, to assume the defense of a Third Person Assertion. If the Indemnifying Party assumes such defense, the Indemnifying Party may select counsel, which counsel will be reasonably acceptable to the Indemnified Party.

         10.5 FAILURE TO DEFEND. If the Indemnifying Party (a) does not assume the defense of any Third Person Assertion in accordance with Section 10.4; (b) having so assumed such defense, unreasonably fails to defend against such Third Person Assertion; or (c) has been advised by the written opinion of counsel to the Indemnified Party that the use of the same counsel to represent both the Indemnifying Party and the Indemnified Party would present a conflict of interest, then, upon 5 days' written notice to the Indemnifying Party, the Indemnified Party may assume the defense of such Third Person Assertion. In such event, the Indemnified Party will be entitled under this Section 10 as part of its Damages to indemnification for the costs of such defense.

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

         10.6 SETTLEMENT. The party controlling the defense of a Third Person Assertion will have the right to consent to the entry of judgment with respect to, or otherwise settle, such Third Person Assertion with the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that such other party may withhold its consent if any such judgment or settlement imposes a monetary obligation on such other party that is not covered by the indemnification, imposes any material non-monetary obligation, or does not include an unconditional release of such other party and its Affiliates from all claims of the Third Person Assertion.

         10.7 PARTICIPATION. The Indemnifying Party and the Indemnified Party will cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Person Assertion. The Indemnifying Party or the Indemnified Party, as the case may be, will have the night to participate, at its own expense, in the defense or settlement of any Third Person Assertion.

11. TERMINATION.

         11.1 GROUNDS FOR TERMINATION. In addition to any other remedy available at law or in equity, either party may terminate this Agreement immediately, without further obligation to the other party in the event of: (i) any breach of this Agreement by the other party that is not remedied within 30 days' notice of such breach in writing, or (ii) the other party's making an assignment for the benefit of its creditors, the filing of a voluntary or involuntary petition under any bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import in connection with the other party, or the appointment of a trustee or receiver for the other party or its property.

         Either party may terminate this Agreement upon thirty (30) days written notice to the other party if it reasonably disapproves of the quality, tone or style of the other party's Internet site, or any content contained or service provided thereon, unless representatives of 5th Avenue and KeyTrade are able to resolve such issues during such 30 day period. The parties may also terminate this Agreement at any time by mutual agreement.

         11.2 OBLIGATIONS UPON TERMINATION. Promptly upon termination of this Agreement for any reason, each party will disable or otherwise discontinue the linkage of its Internet site to the other party's Internet site and cease all promotional efforts or any other references relating to the other party.

12. GENERAL.

         12.1 NO AGENCY. The parties hereto shall at all times be independent contractors and shall so represent themselves to all third parties. The parties hereto acknowledge and agree that this Agreement is intended to create and further a cooperative business alliance relationship, but neither party has granted to the other the right to bind it in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or legal representative of the other nor to legally constitute the parties as partners, agents or joint venturers of one another.

         12.2 ASSIGNMENT; BINDING NATURE. Neither party may assign this Agreement or any of its respective obligations hereunder to any third party or entity, and this Agreement may not be


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involuntarily assigned or assigned by operation of law without the prior written consent of the other party, which consent shall not be unreasonably withheld.
Any attempted assignment in contravention of this Agreement shall be null and void as to the alleged assignor and assignee. The provisions hereof shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

         12.3 INSURANCE. Each party shall maintain insurance naming the other party hereto as an additional insured and shall include errors and omissions liability, products and intellectual property infringement liability coverage, with limits of at least one million dollars ($1,000,000).

         12.4 PRESS RELEASES. Neither party will make or issue any external press statement regarding the terms of this Agreement or the parties' relationship hereunder unless (a) it has received the express written consent of the other party, which will not be unreasonably withheld or (b) it is required to do so by Law.

         12.5 ENTIRE AGREEMENT. This Agreement and any and all addenda, schedules or exhibits attached hereto represent the entire agreement of the parties regarding the subject matter hereof. There are no other oral or written collateral representations, agreements, or understandings regarding the subject matter hereof.

         12.6 NOTICES. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission or similar writing) and will be given to such party at its address set forth below or at such other address as such party may hereafter specify for such purposes. Each such notice, request or other communication will be effective three days after mailing 1st class mail through the U.S. Postal Service, or one day after being sent by overnight courier service for next day delivery.

         12.7 HEADINGS. The section and subsection headings contained in this Agreement are for purposes of convenience and reference only, and shall not affect in any way the meaning or interpretation of this Agreement.

         12.8 GOVERNING LAW; PREVAILING PARTY RECOVERY. This Agreement shall be governed by the laws of the State of Florida without application of conflicts of law principles, and any action taken by any party resulting from a dispute regarding the terms of this Agreement shall be heard exclusively in the local Federal or State courts in the venue of Miami-Dade County, Florida and the parties hereto consent to personal jurisdiction in such forum. If either party hereto is required to engage in litigation against the other party hereto, either as plaintiff or as defendant, in order to enforce or defend its rights under this Agreement, and such litigation results in a final judgment in favor of such party (the "Prevailing Party"), then the party against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect and incidental expenses incurred, including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

         12.9 AMENDMENTS; WAIVERS. This Agreement may not be amended, modified or superseded, unless expressly agreed to in writing by both parties. No provision of this Agreement may be waived except by an instrument in writing executed by the party against


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whom the waiver is to be effective. The failure of either party at any time or times to require full performance of any provision hereof will in no manner affect the right of such party at a later time to enforce the same.

         12.10 SEVERABILITY. If any provision or term of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not be affected.

         12.11 SURVIVAL. The provisions of Sections 6,7, 8, 9, 10, 11.2 and 12 disclaimers of this Agreement will survive the termination of this Agreement.

         12.12 FURTHER ASSURANCES. The parties hereto agree to execute and deliver such further instruments and do such further acts and things as may be reasonably necessary or required to carry out the intent and purposes of this Agreement.

                                       5th Avenue Channel Corp.


                                       By: /s/ MELVIN ROSEN
                                          --------------------------
                                       Name: Melvin Rosen
                                            ------------------------
                                       Title:
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                                       KeyTrade, Inc.


                                       By:
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                                       Name:
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                                       Title:
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